Free Writing Prospectus	Filed pursuant to Rule 433
Dated January 30, 2019	Registration Nos. 333-206749
and 333-206749-09

$786.040 CNH Equipment Trust 2019-A

Jt-Leads: BofAML(struc), MUFG, SocGen

Co-Mgrs: BNP,Citi,Miz,Rabo

CLS	SIZE($mm)	WAL	M/S	PWIN	E.FINAL	L.FINAL	BNCH	SPRD	YLD	CPN	$PRICE

A-1	189.000	0.34	P-1/A-1+	1-8	9/19	2/28/20	IntL	-1	2.75334	2.75334	100.00000
A-2	252.000	1.11	Aaa/AAA	8-22	11/20	5/16/22	EDSF	+25	2.986	2.96	99.99183
A-3	252.000	2.57	Aaa/AAA	22-45	10/22	4/15/24	IntS	+35	3.038	3.01	99.97803
A-4	75.350	3.90	Aaa/AAA	45-48	1/23	1/15/26	IntS	+61	3.250	3.22	99.97004
B	17.690	3.94	Aa2/AA-	48-48	1/23	7/15/26	IntS	+73	3.369	3.34	99.97945

Expected Pricing :	Priced
Ticker :	CNH 2019-A
Expected Settle :	2/06/2019
Registration :	SEC Registered
First Payment :	2/15/2019
ERISA Eligible :	Yes
Expected Ratings :	Moody’s, S&P
Pxg Speed :	20% CPR to 10% Call
Bill & Deliver :	BofAML Min
Denoms :	$1k x $1 Intexnet bascnh2019a KJBJ
www.dealroadshow.com CNH19A CUSiPS: A-1 12596JAA1

A-2 12596JAB9

A-3 12596JAC7

A-4 12596JAD5

B 12596JAE3

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.